EXHIBIT 10.60

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of November, 2006, by and between Prime Group Realty Trust, a Maryland real estate investment trust (“PGRT”), Prime Group Realty, L.P., a Delaware limited partnership and the operating partnership for PGRT (“Prime”) and solely for purposes of Section 4 hereof, Prime Office Company, LLC, a Delaware limited liability company (the “Parent”) and Nancy Fendley, an individual domiciled in the State of Illinois (“Executive”).

W I T N E S S E T H:

A.    PGRT and Prime are engaged primarily in the ownership, management, leasing, marketing, acquisition, development and construction of office and industrial real estate facilities throughout the Chicago metropolitan area.

B.           Each of PGRT, Prime and Parent believe that each would benefit from Executive’s service as Executive Vice-President – Leasing of Employer (as defined in Section 1 hereof), and PGRT and Prime agree to employ Executive in such position.

C.           Executive wishes to commit to serve Employer in the position set forth herein on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree as follows:

1.            Employment and Duties. During the Employment Term (as defined in Section 2 hereof), Prime and PGRT shall employ Executive, and Executive agrees to be employed by Prime and PGRT, as Executive Vice President – Leasing of Prime and PGRT on the terms and conditions provided in this Agreement (Prime and PGRT, collectively, are “Employer”). Employer shall have the right to specify which of Employer’s affiliates or related parties (including but not limited to Prime Group Realty Services, Inc. or PRS Corporate Realty Services, Inc.) shall have Executive on its payroll. Executive shall conduct, operate, manage and promote the leasing efforts across the Employer’s portfolio, with primary responsibility for 77 West Wacker, Citadel Center, and 330 North Wabash and/or such other building(s) as may be mutually determined by Executive and the Employer’s Chief Executive Officer (the “CEO”). The CEO and/or the Board of Trustees of PGRT (the “Board”) may from time to time further define and clarify Executive’s duties and services hereunder. Executive agrees to devote Executive’s diligent, professional and commercially reasonable-efforts and substantially all of Executive’s business time, attention, energy and skill to perform Executive’s duties as Executive Vice President – Leasing of Employer, provided that it shall not be a violation of this Agreement for Executive to engage in limited tenant and owner (in connection with sales of assets and not leasing) representation contemplated by EXHIBIT A hereto, or to manage her and her family’s personal investments or engage in service for such corporate, civil, community or charitable organizations as she may select, so long as such activities do not substantially interfere with Executive’s performance of her duties hereunder or violate her obligations under Section 6.

2.            Term. The term of this Agreement shall commence on November 30, 2006, Executive’s start date, and expire on December 31, 2008 (the “Initial Term”), provided, however, that this Agreement shall automatically be renewed for successive one year terms following the Initial Term (each a “Renewal Term” and together with the Initial Term, the “Employment Term”), unless at least thirty (30) days prior to the end of the Initial Term or any Renewal Term, as applicable, either party shall give the other written notice of its intention to terminate this Agreement.

3.            Compensation and Related Matters. (a) Base Salary. As compensation for performing the services required by this Agreement during Executive’s employment with Employer, Employer shall pay to Executive an annual salary of no less than $190,000 (“Base Compensation”), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Commencing on January 1, 2008, increases in Base Compensation, if any, shall be determined based on periodic reviews of Executive’s performance pursuant to the Company’s standard performance appraisal processes.

(b)          Bonus. In addition to Base Compensation, the Executive shall be paid, or shall have the opportunity to earn, Bonus Compensation, as set forth on EXHIBIT A hereto consisting of the: PNOI Bonus, Leasing Bonus, Tenant Representation Bonus, and Year-End Bonus as described, and subject to the terms and conditions, of EXHIBIT A and this Agreement.

(c)          Benefits. During Executive’s employment and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and Executive’s eligible dependents shall have the right to participate in the medical and dental benefit plan established by Employer (which may include contributions by Executive) and in any other retirement, pension, insurance, health or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other executive officers of Employer.

(d)          Expenses. Executive shall be reimbursed, subject to Employer’s receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the performance of Executive’s duties hereunder, including expenses for business entertainment and meals (whether in or out of town) and the Employer’s standard mileage rate reimbursement for business travel, but excluding automobile insurance. Employer shall provide Executive with Employer-paid parking at 77 West Wacker.

(e)          Vacations. During Executive’s employment with Employer, Executive shall be entitled to vacation in accordance with Employer’s practices, as such practices may be amended or modified from time to time by Employer, provided that Executive shall be entitled to

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at least four (4) weeks paid vacation in each full calendar year. Vacation time for Executive shall not be required to vest, but shall be fully available as of 2007, with 2 vacation days available for 2006. Upon the termination of Executive’s employment, no compensation shall be paid to Executive for unused vacation time, except that in the event Executive’s employment is terminated without cause as provided in Section 5(a)(i) below, Executive shall be entitled to payment for “Pro-Rata Unused Vacation Time”, as defined below. Executive may accrue unused vacation time if not used in any calendar year or years, however, the maximum cumulative amount of vacation time that Executive may accrue and carry over from all prior calendar years to the next calendar year is one (1) week. “Pro-Rata Unused Vacation Time” means an amount equal to the positive difference, if any, between (i) twenty-eight (28) days plus any unused vacation time carried over from prior years to the extent permitted pursuant to the foregoing sentence, multiplied by the quotient of (A) the number of days in the then-current calendar year through to the date of the termination of Executive’s employment, divided by (B) 365, less (ii) the amount of vacation days taken by Executive for the then-current calendar year through to the date of the termination of Executive’s employment.

(f)           Indemnification and Insurance. Subject to applicable law from time to time, Employer agrees to indemnify and hold harmless Executive to the fullest extent permitted by applicable law and upon terms no less favorable than as provided in Employer’s organizational documents in effect immediately prior to the date of this Agreement.

4.            Equity Opportunity. Parent shall provide to Executive an opportunity to purchase equity on terms and conditions set forth on EXHIBIT B hereto.

5.	Termination. (a) Termination by Employer:

(i)           Without Cause. Employer may terminate this Agreement and Executive’s employment at any time (other than for Cause, as that term is defined in Section 5(a)(ii) hereof) upon thirty (30) days’ prior written notice to Executive. In connection with the termination of Executive’s employment during the Employment Term pursuant to this Section 5(a)(i), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) to the extent not previously paid, Employer shall pay to Executive all Leasing Bonuses previously earned, payable to Executive in accordance with Section 3(b) and EXHIBIT A hereof for or with respect to any calendar years prior to and including the calendar year in which such termination occurs; (C) to the extent not previously paid, Employer shall pay to Executive a pro-rata share of her PNOI Bonus, in accordance with Section 3(b) and EXHIBIT A hereof, with respect to any calendar years prior to and for that portion of the calendar year in which the termination occurs; (D) Employer shall provide to Executive the benefits set forth in Sections 3(c) for six (6) months from the date of such termination and in Sections, 3(d) and 3(e) hereof up to the effective date of such termination and (E) Employer shall pay to Executive an amount in one lump sum equal to the aggregate Base Compensation over the remainder of the Employment Term in effect immediately prior to the effective date of termination, determined without regard to such termination, but not to exceed six (6) months of Base Compensation if Employer provides notice of such termination prior to May 29, 2007 and not to exceed one (1) year of Base Compensation if Employer provides notice of such

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termination after such date, and (F) Leasing Bonuses shall be paid to Executive if a transaction is consummated, in which Executive was involved prior to the effective date of termination, within six (6) months of the date of termination (a “Post-Termination Leasing Bonus”); provided, however, that the Employer’s obligations to make such payments shall be subject to the execution, enforceability and effectiveness of a general release and waiver of all claims by the Executive with respect to the Employer and its subsidiaries, and their respective affiliates, officers, directors, trustees, employees and agents pursuant to a separation agreement in form and substance reasonably specified by the Employer. For purposes of this Agreement, the “effective date of termination” shall mean the last day on which Executive is employed with Employer which may be later than the date of the delivery of any applicable notice of termination. Notwithstanding the foregoing, no Post-Termination Leasing Bonus shall be due unless (i) the name of the relevant tenant is contained on a list of tenants provided by Executive to Employer within ten (10) business days after the effective date of the termination of Executive’s employment, and (ii) any such tenant is a tenant to which a written lease proposal or a draft of a lease or term sheet was sent by Employer to such potential tenant within six (6) months prior to the effective date of the termination.

(ii)          With Cause. Employer may terminate this Agreement for Cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform Executive’s duties under this Agreement for an additional thirty (30) days following notice of termination, and Executive shall be entitled to the benefits of this Agreement (including compensation) during such thirty (30) day period; provided, however, that unless per-approved by Employer, Executive shall not incur any material business expenses during such period other than customary recurring expenses such as monthly cell phone and blackberry charges. In connection with the termination of Executive’s employment pursuant to this Section 5(a)(ii), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, and (B) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination. For purposes of this Agreement, “Cause” shall mean (1) a finding by the CEO or Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (2) Executive’s conviction of (or plea of nolo contendere to) a felony, (3) Executive’s failure to perform (which shall not include inability to perform due to disability) in any material respect Executive’s material duties under this Agreement after written notice specifying the failure and an opportunity to cure within thirty (30) days receipt of such written notice (it being understood that (i) if Executive’s failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion and (ii) that failure of Employer to terminate this Agreement upon the expiration of the thirty (30) day period provided for Executive to cure shall in no way constitute a waiver of Employer’s right to terminate Executive for cause pursuant to this subparagraph if, in Employer’s reasonable judgment, Executive has failed to cure such failure to perform), (4) the breach by Executive of any of Executive’s material obligations hereunder (other than those covered by clause (3) above) and the failure of Executive to cure such breach within thirty (30) days after receipt by Executive

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of a written notice of Employer specifying in reasonable detail the nature of the breach, or (5) Executive’s sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Executive to perform Executive’s duties and exercise Executive’s responsibilities hereunder in a satisfactory manner).

(iii)        Disability. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four (4) consecutive months to perform the duties required by this Agreement, Employer may, upon thirty (30) days’ written notice to Executive, terminate this Agreement and Executive’s employment. In the event of any such termination, (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) to the extent not previously paid, Executive shall be entitled to all Bonus Compensation payable to Executive in accordance with Section 3(b) and EXHIBIT A hereof for or with respect to any calendar years prior to the calendar year (and any Leasing Bonuses earned through the date of termination in the current calendar year) in which such termination occurs, and (C) Employer shall provide to Executive the benefits set forth in Sections 3(c) (or the after-tax cash equivalent) for six (6) months from the date of such termination and in Sections 3(d) and 3(e) hereof up to the effective date of such termination and (D) any earned Post-Termination Leasing Bonuses. This Section 5(a)(iii) shall not limit the entitlement of Executive, Executive’s estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive’s benefit (as opposed to Employer’s benefit). For purposes of this Agreement, the “date of disability” shall mean the first day of the consecutive period during which Executive fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

(b)          Termination by Executive. Executive may terminate this Agreement and Executive’s employment at any time for any reason or for no reason upon thirty (30) days’ written notice to Employer, during which period Executive shall continue to perform Executive’s duties under this Agreement if Employer so elects. In connection with the termination of Executive’s employment pursuant to this Section 5(b), (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) to the extent not previously paid, Executive shall be entitled to all Bonus Compensation payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs, and (C) Employer shall provide to Executive the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination.

(c)          Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive’s death. In such event occurring during the Employment Term, (A) Employer shall pay to Executive Executive’s Base Compensation in accordance with Section 3(a) hereof up to the date of such death, (B) to the extent not previously paid, Executive shall be entitled to all Bonus Compensation payable to Executive in accordance with Section 3(b) and EXHIBIT A hereof for or with respect to any calendar years prior to the

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calendar year in which such death occurs, and (C) Employer shall provide to Executive’s family enrolled in any such benefit plans the benefits set forth in Sections 3(c) (or the after-tax cash equivalent) for six (6) months from the date of such termination and in Sections 3(d) and 3(e) hereof up to the date of such death and (D) any earned Post-Termination Leasing Bonuses. This Section 5(c) shall not limit the entitlement of Executive, Executive’s estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Executive’s benefit (as opposed to Employer’s benefit).

6.	Covenants of Executive.

(a)          No Conflicts. Executive represents and warrants that Executive is not personally subject to any agreement, order or decree which restricts Executive’s acceptance of this Agreement and the performance of Executive’s duties with Employer hereunder.

(b)          Non-Competition. During Executive’s employment with the Employer and, in the event of the termination of this Agreement pursuant to the provisions of Section 5(a)(ii) (by Employer with Cause) or 5(b) (by Executive) hereof, for a period of six (6) months thereafter, Executive shall not, in any capacity whatsoever, either on Executive’s own behalf or on behalf of any other person or entity with whom Executive may be employed or associated, participate or engage in any marketing or leasing activities relating to the leasing or potential leasing of any real estate space to any tenants of Employer and/or its affiliates. Furthermore, for a period of twelve (12) months after any applicable Section 5(a)(ii) or 5(b) termination event, Executive shall not, directly or indirectly, solicit, attempt to hire or hire any employee or client of Employer.

(c)          Non-Disclosure. During the Executive’s employment with the Employer and for as long after the expiration or termination of this Agreement as such information is a Trade Secret (as hereinafter defined), Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret of Employer, whether such Trade Secret is in Executive’s memory or embodied in writing or other physical form. For purposes of this Section 6(c), “Trade Secret” means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, lease terms and provisions, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general “know-how” information acquired by Executive prior to or during the course of Executive’s service which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

(d)          Business Opportunities. For so long as Executive is employed by Employer, Executive agrees to bring to Employer any and all business opportunities which come to Executive’s attention for the acquisition, development, management, leasing or marketing of real estate for industrial or office use. The foregoing shall not prohibit Executive from making passive investments so long as they are not investments in a Competing Opportunity, except for publicly traded securities of entities which may be involved in Competing Opportunities. In the

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event that Employer elects not to participate or take advantage of any such business opportunity, (i) upon termination of Executive’s employment with Employer for any reason, Executive shall be free to pursue such business opportunity, provided that such business opportunity does not cause any tenant to relocate from a facility owned and/or operated by Employer, PGRT or any of their respective subsidiaries and (ii) upon reasonable prior written notice to Employer, Executive may pursue such business opportunity so long as in Employer’s reasonable discretion it does not interfere with the performance of Executive’s duties under this Agreement and it does not involve a facility or activity which is or could reasonably be expected to be in competition for tenants with properties owned by Employer or being considered for acquisition or development by Employer (a “Competing Opportunity”).

(e)          Return of Documents. Upon termination of Executive’s services with Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive’s possession or under Executive’s control.

(f)           Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

(g)          Acknowledgment. Executive acknowledges that Executive will be directly and materially involved as a senior executive in all important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer, its other partners and the public from the unfair competition of Executive who, as a result of Executive’s performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that Executive will be able to earn a reasonable livelihood following termination of Executive’s services notwithstanding enforcement of the covenants contained herein.

7.            Entire Agreement. This Agreement supersedes any and all prior agreements between Executive and Employer and any officer, director, employee or affiliate thereof and constitutes the entire agreement between the parties representing the subject matter hereof and there are no representations, warranties or other commitments other than those expressed herein.

8.            Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

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9.            Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

10.          Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, sent by courier or by certified mail, postage or delivery charges prepaid, to the following addresses:

(a)	if to Executive, to:

Nancy Fendley

1539 W. Oakdale Ave.

Chicago, IL 60657

(b)	if to Employer, to:

Prime Group Realty Trust

Suite 3900

77 West Wacker Drive

Chicago, IL 60601

Attn: Chief Executive Officer

With a copy to:

Prime Group Realty Trust

Suite 3900

77 West Wacker Drive

Chicago, IL 60601

Attn: General Counsel

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by certified mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

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11.          Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

12.          Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

13.          Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a “Contractual Provision”) is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

14.          Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

15.          Counterparts and Facsimile Signatures.         This Agreement may be executed by the parties in separate counterparts, each of which shall be considered one and the same Agreement. This Agreement may be signed by each of the parties via facsimile or email signatures, each of which shall be as valid and binding as an original signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

PRIME GROUP REALTY TRUST By: [s] Jeffrey A. Patterson Name: Jeffrey A. Patterson Title: President and Chief Executive Officer

PRIME GROUP REALTY, L.P.

By:PRIME GROUP REALTY TRUST
Its: General Partner

By: [s] Jeffrey A. Patterson
Name: Jeffrey A. Patterson
Title: President and Chief Executive Officer

[s] Nancy Fendley
Nancy Fendley

The undersigned agrees to perform the obligations of Parent described in Section 4 and EXHIBIT B hereof.

PRIME OFFICE COMPANY, LLC By:[s] David Lichtenstein Name: David Lichtenstein Title: President and Authorized Person

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EXHIBIT A

A.	PNOI Bonus
1)

2007. Provided Executive remains continuously employed with Employer through December 31, 2007, Executive shall receive a PNOI Bonus for 2007, payable within 45 days after year-end 2007. The “PNOI Bonus” shall be equal to the gross PNOI Bonus for 2007 determined as described below.

2)

2008. Provided Executive remains continuously employed with Employer through December 31, 2007, and the earlier of the expiration of the Employment Term or December 31, 2008, Executive shall receive a PNOI Bonus for each of 2007 and 2008, respectively, payable within 45 days after the applicable year end. The “PNOI Bonus” shall be equal to the gross PNOI Bonus determined as described below, pro rated, in the case of 2008, for the period of actual employment during 2008.

3)

Calculation of PNOI Bonus. With respect to each calendar year during the Employment Term, Executive shall be entitled to receive a gross PNOI Bonus equal to 2% of the positive increase, if any, in PNOI (as defined below) for the calendar year with respect to which the PNOI Bonus is being determined (“Bonus Year”) over PNOI for the prior calendar year (“Base Year”). For purposes of this calculation, PNOI shall be equal to the aggregate net property operating income of all of Employer’s properties based upon the property specific operating statements, exclusive of debt and other financing costs. PNOI for the Bonus Year and/or Base Year will be subject to such adjustments as the Board and Executive may agree to take into account for known or anticipated lease expirations or inceptions or other events; provided, that with respect to new leases involving free or discounted lease payment periods at inception, income shall be rolled forward into such periods using a discount factor of 8%; and, provided further, that with respect to properties that are not wholly-owned, there will be taken into account from the operating statements of such properties only that portion of the results that reflects the Employer’s ownership portion. For purposes of determining the PNOI Bonus for 2007, the PNOI for the 2006 Base Year shall be $52,914,000 (subject to reasonable adjustment by the Employer for changes in the portfolio of properties owned by Employer).

B.	Leasing Bonus.
1)

Executive shall be entitled to receive a bonus payment with respect to each new lease and lease renewal executed during the Employment Term (and for six (6) months after the Employment Term in the event of any Post-Termination Leasing Bonuses); provided a bonus will be payable with respect to those lease transactions where the lease is executed before four weeks after Executive commences Executive’s employment only if in the reasonable judgment of the

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Company, the Executive has taken an active role in obtaining the executed lease. The amount of the bonus (with the exception of bonuses for leases relating to 77 West Wacker Drive, Citadel Center and 330 N. Wabash or such other building for which Executive has primary responsibility for leasing as mutually determined by Employer and Executive pursuant to Section 1 of the Agreement) shall be 25 cents per square foot for leases having a term of at least three years. Bonuses for such leases having a term of less than three years will be pro-rated at 8.33 cents per square foot for each full year of term. With respect to leases of space in 77 West Wacker, Citadel Center and 330 N. Wabash (or such other building for which Executive has primary responsibility for leasing as mutually determined by Employer and Executive pursuant to Section 1 of the Agreement), such leasing bonus shall be $1.00 per square foot for leases having a term of at least three years, and for leases having terms shorter than three years, 33 cents per square foot for each full year of term. The leasing bonuses described in this paragraph shall be paid within 30 days after execution of the lease or lease renewal. For new leases or lease renewals, expansions or extensions which have a commencement date or effective date of more than twenty four (24) months from the date signed, the relevant leasing bonus shall be discounted to present value at a discount rate of 8% per year. Notwithstanding the foregoing sentence, there shall be no discount to present value for the extension, expansion or renewal of existing leases if the tenant is already in occupancy of the space in question and all conditions to the effectiveness of such extension, expansion or renewal have been satisfied.

Except as provided below, Executive shall also be entitled to a leasing bonus of $82,500 less any leasing bonuses Executive receives after the date of this Agreement relating to Floors 2 through 13, inclusive, of 330 N. Wabash Avenue, Chicago, Illinois (“Floors 2-13”), in the event the foregoing building or a portion of it that contains Floors 2-13, is sold to an unaffiliated third party and Employer or an affiliate is not retained as leasing agent for Floors 2-13. In the event that a portion but not all of Floors 2-13 is sold, then the $82,500 shall be adjusted pro-rata and the leasing bonuses, if any, deducted shall only be those relating to that portion of Floors 2-13 being sold. In the event that any sale of all or a portion of Floors 2-13 is being made in lieu of a lease to an office space user (or third party designated by an office space user for transaction structuring purposes), which office space user is using such space for its own office purposes, then a leasing bonus of $1.00 per square foot shall be payable in the same manner as specified in the foregoing paragraph and the $82,500 leasing bonus shall not be applicable.

C.	Tenant Representation Bonus.

During the Employment Term, Executive may be involved in limited tenant representation and consulting and property disposition/acquisition work provided (a) Executive conducts such activity through the Employer’s licensed brokerage firm, (b) such activity is incidental in nature, each project is done with the consent of the CEO and such activity does not interfere with Executive’s discharge of her duties and responsibilities as contemplated in Section 1 of the Agreement and is

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not a Competing Opportunity, and (c) commissions are paid to the Employer’s licensed brokerage firm. The Executive will be entitled to receive a bonus with respect to such representations from the Employer’s licensed brokerage firm a commission as follows:

For gross commissions received by Employer up to $249,999: 70% to Executive

Once the sum of gross commissions received by Employer exceed $250,000, then Executive shall receive 90% of such commissions.

The transactions set forth below shall be excluded from the operation of this Paragraph provided they close by December 31, 2007, such that Executive shall be entitled to 100% of any commissions arising from the specified transactions

(1)	Tenant Rep Work-State Farm (Detroit area and Homewood)
(2)	Building Sales – State Farm (Homewood and Tinley Park).

Executive shall be responsible for paying any direct third-party costs and expenses incurred by Employer in connection with the foregoing Items (1) and (2) above.

D.	Year End Bonus.

Executive shall also be eligible for discretionary year-end bonus related to her employment during each calendar year based on a review of Executive’s performance for the respective calendar year pursuant to the Company’s standard performance appraisal processes and subject to Executive working diligently toward and achieving overall leasing objectives. Employer will also consider a discretionary pro-rata year-end bonus for calendar year 2006 subject to Executive achieving certain lease objectives.

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EXHIBIT B

Provided Executive has remained continuously employed through the May 29, 2007, then Executive shall have the following rights pursuant to the business terms as described below.

Equity-Based Arrangements

Equity Investment

From and after the May 29, 2007 through to December 31, 2007, the Executive will be permitted to purchase up to 1.0% of the equity ownership (the “Equity”) of Prime Office Company, LLC (the “Company”) in the form of L.P. or similar units of the same class at a price on substantially the same other economic terms as Prime Office Company LLC’s other initial equity investors (the “Investors”). This option may not be exercised prior to May 29, 2007, and will expire on the earlier of December 31, 2007, or such earlier date that Executive’s employment with Employer is terminated, for any reason.

To the extent the Company is funded through additional issuances of equity, the Executive shall be given an opportunity to purchase additional equity in an amount necessary to preserve the Executive’s 1.0% percent of ownership. The price for such additional Equity shall be the purchase price paid for the additional equity issuance that gave rise to the additional Equity purchase opportunity. The Company will provide Executive at least ten business days notice prior to any cash distributions resulting from financing or sale transactions (as opposed to from operations) to the Investors such that Executive shall have an opportunity to purchase Equity prior thereto and thereby be entitled to share in any such distribution. This notice obligation shall cease once Executive has purchased all of the Equity.

Purchase Loan

The Lightstone Group LLC or an affiliate thereof (“Lightstone”) will make a loan (“Loan”) available to the Executive for her purchase of the Equity. The principal and interest on the loan will be subject to a ten-year balloon repayment with interest accruing annually at 7%; provided that Executive shall be required to apply the net after-tax cash proceeds of any distributions from the Equity (but not other compensation due under this Agreement) towards payment of the Loan. The Loan shall be secured by the Equity and non-recourse to the Executive.

The Loan may be prepaid without penalty. The Loan will accelerate and become due to the extent of any transfer or sale of Equity by Executive other than as permitted below.

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Transfer Restrictions

No Equity issued to the Executive may be transferred (subject to customary exceptions for estate planning, transfers at death and transfers to an entity controlled solely by the Executive and formed solely for the benefit of the Executive and her immediate family), except as permitted under drag-along, tag-along or registration rights.

Tag-Along,

Drag-Along and

Registration Rights	Executive’s Equity will be subject to customary tag-along drag-along and registration rights

.

Termination of

Restrictions

The restrictions on transfer shall terminate in the event of an IPO or other transaction whereby the Equity becomes publicly traded, subject to any lock-up restrictions imposed on other employee shareholders or Company or its affiliates.

Any capitalized terms used in this Term Sheet that are not defined herein shall have the respective meanings given to such terms in the Employment Agreement to which this EXHIBIT B is attached.

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